EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. APPOINTS PETER A. BRIDGMAN TO ITS BOARD OF DIRECTORS AND AUDIT COMMITTEE

Paramus, NJ – February 24, 2014 -- Movado Group, Inc. (NYSE: MOV) today announced that Peter A. Bridgman has been appointed to the Company's board of directors, effective February 20, 2014. Mr. Bridgman will also serve on the Company’s audit committee.

Mr. Bridgman brings more than 25 years of leadership experience to Movado Group. He most recently served as SVP and General Auditor at PepsiCo Inc. From 2000-2011, Mr. Bridgman was SVP and Controller at PepsiCo Inc., during which time he led the financial reporting and control functions for the $67 billion global consumer products company, ensuring best practice governance and regulatory compliance around the world.   From 1992-2000, Mr. Bridgman served as SVP and Controller of Pepsi Bottling Group and from 1985-1992, he held positions of increasing responsibility at Pepsi International.  Prior to that, Mr. Bridgman spent 12 years at KPMG where he had global client audit responsibilities. Mr. Bridgman served on the board of Alltel Corporation, a $10 billion wireless provider acquired by Verizon in 2009, and Pepsi Bottling Ventures, an $800 million private beverage manufacturer. He received a B.S. in Economics and Accounting from Bristol University in England, and is both a Certified Public Accountant in the U.S. and a Chartered Accountant in England.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are very pleased Peter is joining Movado Group’s board of directors. Peter’s strong business background with one of the world’s leading consumer products companies, as well as his track record in managing global finance activities, will broaden the expertise of the Movado Group board. We look forward to working closely with Peter as we continue to grow the business and remain focused on delivering sustainable profitable growth.”

Mr. Bridgman commented, “I am excited by the opportunity to join the Movado Group board of directors.  I believe the Company has a strong positioning and significant opportunities for growth and I look forward to utilizing my experience in finance, branding and consumer products to assist the Company and the Board in achieving its long term objectives.”

Following this announcement, the Board will include nine members, each of whom possesses significant professional experience, particularly in the financial, retail and business services sectors both domestically and internationally.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.